Exhibit 99.1

Double-Take Software, Inc. Announces First Quarter 2008 Financial Results

Revenue Increases 28% Over First Quarter 2007

SOUTHBOROUGH, Mass.--(BUSINESS WIRE)--Double-Take Software, Inc. (NASDAQ: DBTK), a leading provider of recovery solutions, today announced its financial results for the first quarter ended March 31, 2008.

“We are very pleased with the results of the first quarter of 2008. The company continues to generate great growth in revenues while generating solid earnings and cash flow, unusual for a company our size and with our growth rate; and we have done so while absorbing acquisition costs. Our “Full System” release in late 2007 has been a significant differentiator for us. It gives Double-Take the ability to move full systems, virtual and physical, anytime, including while they are in production, anywhere, including over wide areas. These capabilities, we believe, will benefit us greatly in the future as we grow and broaden our infrastructure software solutions,” said Dean Goodermote, Chairman and CEO of Double-Take Software, Inc.

Total revenue for the first quarter of 2008, which consists of software revenue and maintenance and professional services revenue, increased 28.3% to $23.0 million from $17.9 million in the first quarter of 2007. Software revenue increased 19.5% to $12.4 million in the first quarter of 2008 from $10.4 million in the first quarter of 2007. Maintenance and professional services revenue increased 40.4% to $10.6 million in the first quarter of 2008 from $7.5 million in the first quarter of 2007.

Income from operations was $3.5 million in the first quarter of 2008 compared to $2.5 million in the first quarter of 2007. Net income totaled $2.2 million, or $0.09 per diluted share in the first quarter of 2008 compared with $2.9 million, or $0.13 per diluted share, in the first quarter of 2007. The decrease was due to income tax expense increasing to $1.6 million in the first quarter of 2008 from $0.2 million in the first quarter of 2007. For comparative purposes, if the effective tax rate for the first quarter of 2008 had been in effect in the first quarter of 2007, net income per diluted share in the first quarter of 2007 would have been reduced by $0.05.

Income from operations on an adjusted, non-GAAP basis in the first quarter of 2008 was $4.4 million compared with $2.8 million in first quarter of 2007. Adjusted, non-GAAP net income in the first quarter of 2008 was $3.0 million, or $0.13 per diluted share, compared with $3.2 million, or $0.14 per diluted share in the first quarter of 2007. If the effective tax rate on adjusted, non-GAAP net income for the first quarter of 2008 had been in effect in the first quarter of 2007, adjusted, non-GAAP net income per diluted share in the first quarter of 2007 would have been reduced by $0.05 per diluted share.

The company calculates these adjusted non-GAAP income measures by excluding the effects in the respective periods of the non-cash stock based compensation, resulting from the application of SFAS 123R, from Operating Expenses. An explanation of these adjusted, non-GAAP financial measures and a reconciliation of these measures to GAAP results are provided in the tables included in this press release, and these measures should only be viewed together with the reconciliation and the further explanation given under “Non-GAAP Financial Measures” below.

Cash generated from operations was $5.8 million in the first quarter and cash and short term investments at March 31, 2008 totaled $69.8 million, an increase of approximately $5.1 million from December 31, 2007.

2008 Financial Guidance

Revenue for the second quarter of 2008 is expected to be between $24.4 and $25.0 million and adjusted non-GAAP operating income is expected to be $5.2 to $5.4 million. The effective income tax rate on adjusted, non-GAAP net income for the second quarter is expected to be approximately 37% and adjusted, non-GAAP net income per share is expected to be $0.15 to $0.16 per share excluding stock-based compensation charges. Weighted average diluted shares using the treasury method are expected to be approximately 23.4 to 23.5 million shares.

After taking the results of the first quarter of 2008 into account, the Company is increasing its full year revenue, operating income and earnings per share guidance. Full-year 2008 revenue is now expected to be between $101.7 and $103.5 million. Non-GAAP operating income is expected to be $22.2 to $23.0 million and adjusted, non-GAAP income per share for the full year 2008, after taking into account our reduced ability to earn investment returns in the current economic environment, is expected to be in the range of $0.65 to $0.67 excluding the impact of stock based compensation charges. The effect of reduced investment returns on adjusted, non-GAAP income per share is expected to be approximately $0.01 per share in each of the second through fourth quarters of 2008 and $0.02 for the full year. The full year effective tax rate on non-GAAP net income is expected to be approximately 37%. Weighted average diluted shares using the treasury method are assumed to be approximately 23.4 to 23.5 million shares.

See “Non-GAAP Financial Measures” and “Important Note to Investors” below.

Non-GAAP Financial Measures

Double-Take Software, Inc. has provided in this press release adjusted financial information that has not been prepared in accordance with generally accepted accounting principles, or GAAP. These non-GAAP financial measures are identified above as “adjusted, non-GAAP” measures. Double-Take Software, Inc. uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors as a supplement to, but not as a substitute for, GAAP measures in evaluating the Company’s operational performance. Double-Take Software, Inc. believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating operating results and trends, and in comparing its financial results with other companies in Double-Take Software, Inc.’s industry, many of which present similar non-GAAP financial measures to investors. The historical non-GAAP financial measures presented above exclude non-cash stock-based compensation charges from our results and exclude the effect of these charges in the related diluted share count. The Company’s expectations for adjusted, non-GAAP operating income and income per share for the second quarter of 2008 and full-year 2008 exclude the impact of stock-based compensation charges, the amount and significance of which, because of the information and assumptions underlying those charges, cannot readily be determined at this time.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of historic non-GAAP financial measures presented above to GAAP results has been provided in the financial statement tables included in this press release.

Conference Call Information

Double-Take Software, Inc. will discuss these financial results in a conference call at 4:30 p.m. EDT, today. The public is invited to listen to a live web cast of Double-Take Software, Inc.’s conference call on the investor relations section of the company website at www.doubletake.com. For those who are unable to participate in the live conference call, an audio replay will be available until May 2, 2008 at 11:59 p.m. EDT. To access the audio replay, dial 888-266-2081 or 703-925-2533 and enter confirmation code 1223854. A web cast replay of the call will be available on the investor relations section at www.doubletake.com approximately two hours after the conclusion of the call and will remain available for 90 days.

About Double-Take® Software

Headquartered in Southborough, Massachusetts, Double-Take® Software (Nasdaq: DBTK - News) is a leading provider of affordable software for recoverability, including continuous data replication, application availability and system state protection. Double-Take Software products and services enable customers to protect and recover business-critical data and applications such as Microsoft Exchange, SQL, and SharePoint in both physical and virtual environments. With its unparalleled partner programs, technical support, and professional services, Double-Take Software is the solution of choice for more than ten thousand customers worldwide, from SMEs to the Fortune 500. Information about Double-Take Software's products and services can be found at www.doubletake.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases that say Double-Take or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements in this release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All forward-looking statements are inherently speculative, and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in forward-looking statements. These risks and uncertainties include those set forth from time to time in our filings with the Securities and Exchange Commission. We are under no obligation, and do not undertake any duty, to update these forward looking statements at any time.

© Double-Take Software. All rights reserved. Double-Take, GeoCluster and Double-Take for Virtual Systems are registered trademarks of Double-Take Software, Inc. Balance and Double-Take ShadowCaster are trademarks of Double-Take Software, Inc. Microsoft, Windows, and the Windows logo are trademarks or registered trademarks of Microsoft Corporation in the United States and/or other countries. All other trademarks are the property of their respective companies.

Double-Take Software, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	March 31,	Dec 31,
	2008	2007

ASSETS

Current assets:
Cash and cash equivalents	$38,245	$25,748
Short term investments	31,545	38,977
Accounts receivable, net	16,028	18,171
Prepaid expenses and other current assets	5,219	5,019
Deferred tax assets	3,064	3,184
Total current assets	94,101	91,099

Property and equipment, net	4,004	4,184
Intangibles, net	4,787	5,061
Goodwill	11,870	11,408
Other assets	154	149
Long-term deferred tax assets	2,029	2,705
Total assets	$116,945	$114,606

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	7,242	9,379
Other liabilities	786	751
Deferred revenue	25,589	24,162
Total current liabilities	33,617	34,292

Long-term deferred revenue, less current portion	4,425	4,485
Long-term deferred rent, less current portion	233	272
Long-term capital lease obligations, less current portion	-	13

Stockholders' equity	78,670	75,544

Total liabilities and stockholders' equity	$116,945	$114,606

Double-Take Software, Inc.
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Revenue:
Software licenses	$12,416	$10,390
Maintenance and professional services	10,576	7,535
Total revenue	22,992	17,925

Cost of revenue:
Software licenses	120	27
Maintenance and professional services	2,339	1,857
Total cost of revenue	2,459	1,884

Gross profit	20,533	16,041

Operating expenses:
Sales and marketing	9,021	6,903
Research and development	4,019	2,875
General and administrative	3,167	3,217
Depreciation and amortization	805	549
Total operating expenses	17,012	13,544

Income from operations	3,521	2,497

Other income, net	257	623

Income before income taxes	3,778	3,120

Income tax expense	1,625	182

Net income	2,153	2,938

Net income per share:
Basic	$0.10	$0.14
Diluted	$0.09	$0.13

Weighted-average number of shares used in per share amounts:
Basic	21,942	20,888
Diluted	23,114	22,946

Double-Take Software, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended
	March 31,
	2008	2007

Cash flows from operating activities:
Net Income	$2,153	$2,938
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	531	373
Amortization of intangible assets	274	176
Provision for doubtful accounts	40	(13)
Stock option expense	886	272
Deferred income taxes	796	-

Changes in:
Accounts receivable	2,636	782
Prepaid expenses and other assets	190	635
Inventories	-	18
Other assets	2	4
Accounts payable and accrued expenses	(2,422)	(2,926)
Other liabilities	109	53
Deferred revenue	633	691
Net cash provided by operating activities	$ 5,828	$ 3,003

Cash flows from investing activities:
Purchase of property and equipment	(349)	(212)
Purchase of short term investments	(7,753)	-
Sales of short term investments	15,500	-
Unrealized gain on short term investments	8	-
Acquisitions, net of cash acquired	(462)	(1,527)
Cash flows from (used in) investing activities	6,944	(1,739)

Cash flows from financing activities:
Expenses from initial public offering	-	(113)
Proceeds from exercise of stock options	26	473
Payments on capital lease obligation	(24)	(5)
Net cash provided by financing activities	2	355

Effect of exchange rate changes on cash and cash equivalents	(277)	(138)
Net increase in cash and cash equivalents	12,774	1,619
Cash and cash equivalents - beginning of period	25,748	55,170
Cash and cash equivalents - end of period	$ 38,245	$ 56,651

Double-Take Software, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007

Non-GAAP financial measures and reconciliation:

GAAP income from operations	$3,521	$2,497
Add: noncash stock option expense (1)	886	272
Non-GAAP income from operations	$4,407	$2,769

GAAP net income	$2,153	$2,938
Add: noncash stock option expense (1)	886	272
Non-GAAP net income	$3,039	$3,210

Non-GAAP income per share:
Basic	$0.14	$0.15
Diluted	$0.13	$0.14

Weighted-average number of shares used in per share amounts:

Basic	21,942	20,888

GAAP diluted shares outstanding	23,114	22,946
Add: effect of excluding stock options expensed under FAS 123R	102	-
Non-GAAP diluted shares outstanding	23,216	22,946

Footnotes to Adjustments

(1) Represents noncash stock compensation charge associated with stock option grants as follows:
	Three Months Ended
	March 31,
	2008	2007
Stock option expense by line item:
Cost of maintenance and professional services	$83	$21
Sales and marketing	174	51
Research and development	226	29
General and administrative	403	171
	$886	$272

CONTACT:
Double-Take Software, Inc.
S. Craig Huke, 317-572-1857
Chief Financial Officer
investor@doubletake.com
or
Sapphire Investor Relations, LLC
Erica Mannion, 212-766-1800
Investor Relations
investor@doubletake.com